EXHIBIT 10.1
SOMAXON PHARMACEUTICALS, INC.
EMPLOYMENT AGREEMENT
     Employment Agreement (this “Agreement”) made and entered into as of May 15, 2006, between Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Matthew Onaitis, an individual (“Executive”).
W I T N E S S E T H:
     Whereas, the Company desires to employ Executive and Executive desires to accept employment with Company upon the terms and conditions hereinafter set forth;
     Now, Therefore, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:
          1. Position and Duties. Executive shall diligently and conscientiously devote Executive’s full business time, attention, energy, skill and diligent efforts to the business of the Company and the discharge of Executive’s duties hereunder. Executive’s duties under this Agreement shall be to serve as Vice President, Legal Affairs, with the responsibilities, rights, authority and duties customarily pertaining to such office and as may be established from time to time by or under the direction of the Board of Directors of the Company (the “Board”) or its designees. Executive’s initial responsibilities shall be the ultimate management of all Somaxon legal, including securities activities. Executive shall report to the Board and the President and Chief Executive Officer of the Company. Executive shall also act as an officer and/or director and/or manager of such affiliates of the Company as may be designated by the Board from time to time, commensurate with Executive’s office, all without further compensation, other than as provided in this Agreement. As an exempt, salaried employee, Executive will be expected to work such hours as required by the nature of Executive’s work assignments.
          2. Place and Term of Employment. Executive’s performance of services under this Agreement shall be rendered in San Diego County, California, subject to necessary travel requirements of Executive’s position and duties hereunder. Executive’s employment shall not be for a particular term and may be terminated by either Executive or the Company at any time, for any reason or no reason, subject to the provisions contained in Paragraph 7.
          3. Compensation.
               (a) Base Salary. The Company shall pay to Executive base salary compensation at an annual rate of $210,000. Following the end of the Company’s fiscal year 2006, and annually thereafter, the Board shall review Executive’s base salary in light of the performance of Executive and the Company, and may, in its sole discretion, maintain or increase (but not decrease) such base salary by an amount it determines to be appropriate. Executive’s annual base salary payable hereunder, as it may be maintained or increased from time to time, is referred to herein as “Base Salary.” Base Salary shall be paid in equal installments in accordance with the Company’s payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly.
               (b) Bonus Plan. The Company shall adopt a bonus program providing for annual bonus awards to Executive and the Company’s other eligible employees dependent upon, among other things, the achievement of certain performance levels by the Company, the nature, magnitude and quality of the services performed by Executive for the Company and the compensation paid for positions of comparable responsibility and authority within the Company’s industry (the “Company Employee Bonus Plan”).
               (c) Signing Bonus. Executive shall be eligible to receive a one-time cash bonus payment of $40,000 payable on the first regularly scheduled payroll date following the execution of this Agreement. In addition, the Company shall gross-up Executive for all taxes payable with respect to such sign-on bonus (the bonus plus any gross-up payment, the “Total Sign-on Payments”). If Executive’s employment with the Company is terminated by Executive for any reason other than for Good Reason pursuant to Paragraph 7(c)(i) or if the Company terminates Executive’s employment for Cause pursuant to Paragraph 7(b)(i) during the period commencing on the date of execution of this Agreement and ending on the first anniversary of the execution of this Agreement, Executive shall repay to the Company such portion of the Total Sign-on Payment as is determined by multiplying (i) the Total Sign-on Payment paid by the Company pursuant to this Section 4(c) as of the date of termination by (ii) a fraction determined by dividing (A) the total number of days remaining from the date of termination through the first anniversary of the execution of this Agreement, by (B) three hundred sixty-five (365). The Company shall have the right to offset such amounts against any compensation otherwise payable to Executive on the date of termination.
               (d) Option Grant. As additional consideration for the services to be rendered by Executive under this Agreement, the Company will grant to Executive stock options to purchase 75,000 shares of the Company’s common stock, subject to approval of the Board. The exercise price per share of such options will be equal to the fair market value per share on the date the options are granted. The stock options will vest over four years with 1/4 of the shares subject to the stock options vesting on the first anniversary of the date the stock options are granted, and the remainder vesting monthly at a rate of 1/48th on the first day of each calendar month thereafter until all shares are vested. The stock options will be granted under the Company’s 2005 Equity Incentive Award Plan (the “Option Plan”) and will be subject to the terms and conditions applicable to stock options granted under that plan, as described in that plan and the applicable stock option agreement.
               (e) Legal Education and State Bar Dues. The Company shall pay the costs of Executive’s State Bar dues, his required Continuing Legal Education courses and those professional education programs reasonably necessary for the performance of Executive’s duties as the Company’s chief legal officer.
          4. Benefits. Executive shall be eligible to participate in all employee benefit programs of the Company offered from time to time during the term of Executive’s employment by the Company to employees or executive officers of Executive’s rank, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with the Company’s then-current practice as approved by the Board from time to time. Except to the extent financially feasible for the Company, the foregoing shall not be construed to require the Company to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that the Company has the right, in its sole discretion, to amend, modify or terminate its benefit plans without creating any rights in Executive.
          5. Vacation. Executive shall be entitled to paid vacation and sick time (“PTO”) of up to four weeks per calendar year, with such number of weeks being pro-rated for the remainder of the 2006 calendar year. Executive may roll-over unused PTO time from one calendar year to another, subject to a maximum of six weeks of accrued PTO.

          6. Business Expenses. The Company shall promptly reimburse Executive for Executive’s reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive’s duties under this Agreement consistent with the policies of the Company as applied to all executive officers. Executive shall document and substantiate such expenditures as required by the policies of the Company as applied to all executive officers, including an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Executive reasonably has been able to obtain.
          7. Termination of Employment.
               (a) Death or Disability.
                    (i) In the event of Executive’s death, Executive’s employment with the Company shall automatically terminate.
                    (ii) Each of the Company and Executive shall have the right to terminate Executive’s employment in the event of Executive’s Disability. “Disability” as used in this Agreement shall have meaning set forth in Section 22(e)(3) of the Internal Revenue Code, which as of the date of this Agreement is as follows: “An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.” A termination of Executive’s employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the 10th day after receipt of such notice by the other party (the “Disability Effective Date”), unless Executive returns to full-time performance of Executive’s duties before the Disability Effective Date.
               (b) By the Company.
                    (i) The Company shall have the right to terminate Executive’s employment for Cause. “Cause” as used in this Agreement shall mean:
                         (a) Executive’s breach of any of the covenants contained in Paragraphs 8, 9, and 10 of this Agreement;
                         (b) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;
                         (c) Executive’s commission of an act of fraud, whether prior to or subsequent to the date hereof upon the Company;
                         (d) Executive’s continuing repeated willful failure or refusal to perform Executive’s duties as required by this Agreement (including, without limitation, Executive’s inability to perform Executive’s duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Executive’s employment by the Company);
                         (e) Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;

                         (f) Executive’s intentional commission of any act which Executive knows (or reasonably should know) is likely to be materially detrimental to the Company’s business or goodwill; or
                         (g) Executive’s material breach of any other provision of this Agreement, provided that termination of Executive’s employment pursuant to this subsection (g) shall not constitute valid termination for good cause unless Executive shall have first received written notice from the Board stating with specificity the nature of such breach and affording Executive at least twenty days to correct the breach alleged.
Nothing in this Paragraph 7(b)(i) shall prevent Executive from challenging the Board’s determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination, under the arbitration procedures set forth in Paragraph 19 below.
                    (ii) The Company shall have the right to terminate Executive’s employment hereunder without Cause at any time.
               (c) By Executive.
                    (i) Executive shall have the right to terminate his employment with the Company for Good Reason (as defined below), upon 30 days’ written notice to the Board given within 60 days following the occurrence of an event constituting Good Reason; provided that the Company shall have 20 days after the date such notice has been given to the Board in which to cure the conduct specified in such notice. Executive’s continued employment during such 20-day period shall not constitute Executive’s consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
                    (ii) For purposes of this Agreement “Good Reason” shall mean:
                         (a) a change in Executive’s position or responsibilities (including reporting responsibilities) that represents a substantial reduction in the position or responsibilities as in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities that are materially inconsistent with such position or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of Executive’s employment for Cause, as a result of his or her Disability or death, or by Executive other than for Good Reason;
                         (b) a reduction in Executive’s Base Salary other than in connection with a general reduction in wages for all employees of the Company and its parent and subsidiaries, if any;
                         (c) the Company requiring Executive (without Executive’s consent) to be based at any place outside a 50-mile radius of his or her initial place of employment with the Company, except for reasonably required travel on the Company’s business;
                         (d) the Company’s failure to provide Executive with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each of the Company’s material employee benefit plans, programs and practices as in effect from time to time; or

                         (e) any material breach by the Company of its obligations to Executive under this Agreement.
                    (iii) Executive shall have the right to terminate his or her employment hereunder without Good Reason upon 30 days’ written notice to the Company, and such termination shall not in and of itself be a breach of this Agreement.
               (d) Termination Payments.
                    (i) If Executive’s employment with the Company is terminated pursuant to Paragraph 7(a)(i) (i.e., death), the Company shall pay to Executive (a) his or her accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 6), (b) any accrued but unused PTO, and (c) at the discretion of the Board, an annual bonus for the year in which Executive’s death occurs, prorated through the date of death, based on the Board’s good-faith estimate of the actual amount, if any, that would have been payable for such year under the Company Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Paragraph 3(b).
                    (ii) If Executive’s employment with the Company is terminated pursuant to Paragraph 7(a)(ii) (i.e., Disability), the Company shall pay to Executive (a) his or her accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 6), (b) any accrued but unused PTO, (c) an amount equal to Executive’s actual Base Salary (not including any bonus payable) for the 6 month period immediately prior to such termination, payable in 6 equal installments during the 6 month period following such termination, and (d) at the discretion of the Board, an annual bonus for the year in which Executive’s Disability occurs, prorated through the date of termination, based on the Board’s good-faith estimate of the actual amount, if any, that would have been payable for such year under the Company Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Paragraph 3(b).
                    (iii) If Executive’s employment with the Company is voluntarily terminated by Executive pursuant to Paragraph 7(c)(i) (i.e., Good Reason), or if the Company terminates Executive’s employment with the Company other than pursuant to Paragraphs 7(a) or 7(b)(i), then the Company shall pay to Executive the following, which Executive acknowledges to be fair and reasonable, as consideration for the Release described in Paragraph 7(f):
                         (a) Executive’s accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 6);
                         (b) any accrued but unused PTO;
                         (c) at the discretion of the Board, an annual bonus for the year in which Executive’s employment is terminated, prorated through the date of termination, based on the Board’s good-faith estimate of the actual amount, if any, that would have been payable for such year under the Company Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Paragraph 3(b);
                         (d) subject to Paragraphs 7(d)(vi) and 7(g) below, an amount equal to Executive’s actual Base Salary (not including any bonus payable) for the 6 month period immediately prior to such termination, payable in 6 equal installments during the 6 month period following such termination;

                         (e) the Company shall pay all costs which the Company would otherwise have incurred to maintain all of Executive’s health, welfare and retirement benefits (either on the same or substantially equivalent terms and conditions) if Executive had continued to render services to the Company for 6 continuous months after the date of his or her termination of employment; and
                         (f) notwithstanding any provision to the contrary in Executive’s options under the Option Plan or other plan (including, without limitation, the expiration dates or vesting provisions thereof) or any restricted stock agreement, (i) the unvested portion, if any, of Executive’s outstanding options shall be deemed to have vested on the date of termination with respect to the number of shares that would have vested had Executive remained employed by the Company for 12 months following such termination, and Executive shall have 180 days from the date of termination to exercise such options, and (ii) any restrictions with respect to any restricted shares of the Company’s capital stock that Executive then holds shall immediately lapse with respect to the number of restricted shares that would have vested had Executive remained employed by the Company for 12 months following such termination.
                    (iv) If Executive’s employment with the Company is terminated by the Company pursuant to Paragraph 7(b)(i) (i.e., for Cause), or Executive voluntarily terminates his employment with the Company other than pursuant to Paragraphs 7(a) or 7(c)(i), without limiting or prejudicing any other legal or equitable rights or remedies which the Company may have upon such breach by Executive, the Company shall pay Executive his or her accrued but unpaid Base Salary and any accrued but unused PTO (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 6) through the date of termination.
                    (v) In addition to the foregoing, upon the termination of Executive’s employment, Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other benefit, compensation, incentive, medical, disability or life insurance plans, programs or agreements of the Company in effect upon such termination.
                    (vi) Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise; provided, however, if the termination giving rise to the payments described in Paragraph 7(d)(iii)(d) above results from the Executive’s voluntary termination of his employment with the Company pursuant to Paragraph 7(c)(i) (i.e., Good Reason), then during the 6 month period specified in Paragraph 7(d)(iii)(d) above, any compensation, income, or benefits earned by or paid to Executive (in cash or otherwise) by any company, business, enterprise, or other employer other than the Company (whether as an employee of, or consultant or independent contractor to, such employer, or otherwise) shall reduce the amount of severance payments payable pursuant to Paragraph 7(d)(iii)(d) on a dollar-for-dollar basis. If any payment to be made to Executive pursuant to Paragraph 7(d)(iii)(d) is delayed pursuant to Paragraph 7(g) below, and such payment is reduced pursuant to this Paragraph 7(d)(iv), the net payment that would be due to Executive absent the operation of Paragraph 7(g) shall be paid to Executive in a lump sum as soon as permitted under Paragraph 7(g) below.
                    (vii) The termination payments described above shall supersede any severance program, plan or policy that may be adopted by the Company with respect to its employees generally, and the terms of this Paragraph 7(d) shall control in the event of any discrepancy with such severance program, plan or policy.

               (e) Change in Control.
                    (i) In the event of any Change in Control (defined below) during the term of Executive’s employment with the Company, notwithstanding any provision to the contrary in Executive’s options under the Option Plan or other plan (including, without limitation, the expiration dates or vesting provisions thereof) or any restricted stock agreement (1) (A) 50% of any unvested portion of such options shall be deemed to have vested on the date of the Change in Control and (B) the remaining unvested portion of such options shall vest on the date that is 12 months from the closing of such Change in Control, subject to Executive’s continuing service with the Company or any parent or subsidiary or successor on such date, and (2) (A) the restrictions with respect to 50% of the restricted shares of the Company’s capital stock that Executive then holds shall immediately lapse on the date of the Change in Control and (B) the restrictions with respect to any remaining restricted shares shall lapse on the date that is 12 months from the closing of such Change in Control, subject to Executive’s continuing service with the Company or any parent or subsidiary or successor on such date.
                    (ii) Following a Change in Control, if Executive’s employment with the Company is voluntarily terminated by Executive pursuant to Paragraph 7(c)(i) (i.e., Good Reason), or if the Company terminates Executive’s employment with the Company other than pursuant to Paragraphs 7(a) or 7(b)(i), then, in addition to the application of Paragraph 7(d)(iii) to such situation, notwithstanding any provision to the contrary in Executive’s options under the Option Plan or other plan (including, without limitation, the expiration dates or vesting provisions thereof) or any restricted stock agreement, (1) any unvested portion of such options shall be deemed to have vested on the date of termination and Executive shall have 180 days from the date of termination to exercise such options and (2) any restrictions with respect to restricted shares of the Company’s capital stock that Executive then holds shall immediately lapse on the date of termination.
                    (iii) “Change in Control” means and includes each of the following:
                         (a) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:
                         (1) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or
                         (2) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or
                         (3) an acquisition of voting securities pursuant to a transaction described in subsection (c) below that would not be a Change in Control under subsection (c);
          Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Paragraph 7(e)(iii)(a): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or
                         (b) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Subparagraphs (a) or (c) of this Paragraph 7(e)(iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
                         (c) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
                         (1) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)), directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
                         (2) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this paragraph (2) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
                         (d) the Company’s stockholders approve a liquidation or dissolution of the Company.
          For purposes of Subparagraph 7(e)(iii)(a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of Subparagraph 7(e)(iii)(c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.
               (f) Condition Precedent. If Executive’s employment with the Company is voluntarily terminated by Executive pursuant to Paragraph 7(c)(i) (i.e., Good Reason) or if the Company terminates Executive’s employment with the Company other than pursuant to Paragraphs 7(a) or 7(b)(i), prior to the receipt of any payments or benefits provided by Paragraphs 7(d)(iii) and 7(e)(ii) on account of the occurrence of such termination of Executive’s employment with the Company, Executive shall execute a “Release” in the form attached hereto as Exhibit A or Exhibit B, as appropriate. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Proprietary Information and Inventions Agreement (as defined below). It is understood that, in the event that Executive is at least 40 years old on the date of the termination of his or her employment with the Company, Executive has a certain period to consider whether to execute such Release, and Executive may revoke such Release within 7 business days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent 7 business day period, Executive shall not be entitled to the aforesaid payments and benefits.
               (g) Delay of Payments. Notwithstanding anything to the contrary in this Paragraph 7, the parties acknowledge and agree that any payment to be made, or benefit provided, to Executive pursuant to this Paragraph 7 shall be delayed to the extent necessary for this Agreement and such payment or benefit to comply with Section 409A of the Code; provided that if any payment to be made to Executive is delayed pursuant to this Subparagraph 7(g), such payment or benefit shall be paid to Executive in a lump sum as soon as permitted under Section 409A of the Code. In the event the Company and Executive mutually determine that a change in applicable law following the Effective Date causes the payments to be made, or benefits to be provided, to Executive pursuant to this Paragraph 7 not to be subject to Section 409A of the Code, such payments and benefits payable thereafter to Executive shall be paid in accordance with this Paragraph 7 without reference to this Paragraph 7(g). In addition, in the event the Company and Executive mutually determine that a change in applicable law following the Effective Date causes the payments to be made, or benefits to be provided, to be payable to Executive without a delay but in another manner that complies with Section 409A of the Code, the Company and Executive agree to amend this Agreement at such time to reform the payment provisions of this Paragraph 7 to provide economic benefits to Executive that are as close as possible to those contemplated by this Paragraph 7 without reference to this Paragraph 7(g) but that still comply with Section 409A of the Code.
          8. Proprietary Information and Inventions Agreement. As a condition of employment, Executive will be required to sign and comply with the Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit C which prohibits unauthorized use or disclosure of the Company’s proprietary information. In Executive’s work for the Company, Executive will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Executive has an obligation of confidentiality. Rather, Executive will be expected to use only that information which is generally known and used by persons with training and experience comparable to Executive’s, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees that he or she will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality.
          9. Minimum Business Hours; Non-Solicitation; etc.
               (a) Nonsolicitation of Employees or Consultants. Executive agrees that for a period of one year after termination of Executive’s employment with the Company (the “Nonsolicitation Period”), Executive will not directly or indirectly induce or solicit any of the Company’s employees or consultants to leave their employment.
               (b) Nonsolicitation of Customers. Executive agrees that all customers of the Company or any of its subsidiaries for which Executive has or will provide services during the term of Executive’s employment with the Company, and all prospective customers from whom Executive has solicited business while in the employ of the Company, shall be solely the customers of the Company or such subsidiary. Executive agrees that, for the Nonsolicitation Period, Executive shall neither directly nor indirectly solicit business as to products or services competitive with those of the Company or any of its subsidiaries, from any of the Company’s or any of its subsidiaries’ customers with whom Executive had contact within one year prior to Executive’s termination.
               (c) Scope of Covenants. Executive agrees that the covenants contained in this Paragraph 9 are reasonable with respect to their duration, geographic area and scope. If, at the time of enforcement of this Paragraph 9, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.
               (d) Equitable Relief. In the event of a breach of this Paragraph 9 by Executive, the Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies.
          10. Nondisparagement. Executive will not at any time during or after the term of Executive’s employment with the Company directly (or through any other person or entity) make any public statements (whether orally or in writing) which are intended to be derogatory or damaging to the Company or any of its subsidiaries, their respective businesses, activities, operations, affairs, reputations or prospects or any of their respective officers, employees, directors, partners, agents or shareholders; provided that Executive may comment generally on industry matters in response to inquiries from the press and in other public speaking engagements. The Company shall not at any time during or after the term of Executive’s employment with the Company, directly (or through any other person or entity) make any public statements (whether oral or in writing) which are intended to be derogatory or damaging concerning Executive.
          11. Indemnification; Directors & Officers Insurance.
               (a) The Company shall indemnify Executive to the maximum extent permitted by law and by the charter and bylaws of Company if Executive is made a party, or threatened to be made a party, to any threatened or pending legal action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was an officer, director, manager, member, partner or employee of the Company, in which capacity Executive is or was serving at the Company’s request, against reasonable expenses (including reasonable attorneys’ fees), judgments, fines and settlement payments incurred by him or her in connection with such action, suit or proceeding.
               (b) The Company shall use reasonable commercial efforts to maintain directors & officers insurance for the benefit of Executive and other executive officers and directors with a level of coverage comparable to other companies in the Company’s industry at a similar stage of development.
               (c) Concurrently with entering into this Agreement, the Company and Executive will enter into an Indemnification Agreement in the form attached hereto as Exhibit D.
          12. Representation of the Parties. Executive represents and warrants to the Company that Executive has the capacity to enter into this Agreement and the other agreements referred to herein, and that the execution, delivery and performance of this Agreement and such other agreements by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound. The Company represents to Executive that it is duly formed and is validly existing under the laws of the State of Delaware, that it is fully authorized and empowered by action of its Board to enter into this Agreement and the other agreements referred to herein, and that performance of its obligations under this Agreement and such other agreements will not violate any agreement between it and any other person, firm or other entity.
          13. Key Man Insurance. The Company will have the right throughout the term of Executive’s employment with the Company to obtain or increase insurance on Executive’s life in such amount as the Board determines, in the name of the Company or and for its sole benefit or otherwise, in the discretion of the Board. Upon reasonable advance notice, Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information, and sign documents, and otherwise cooperate fully with the Company as the Company may request in connection with any such insurance. Executive warrants and represents that, to Executive’s best knowledge, Executive is in good health and does not suffer from any medical condition which might interfere with the timely performance of Executive’s obligations under this Agreement. To the extent the Company elects to obtain a policy of insurance on the life of Executive, unless an alternative life insurance benefit has been established for the Company’s executive officers, including Executive, the Company shall also obtain and pay for a whole life insurance policy providing for payment of not less than the equivalent of one year’s Base Salary in benefits to Executive’s designated beneficiaries (this policy shall be in addition to any coverage provided by the Company’s group life insurance plan provided to employees generally).
          14. Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Paragraph 14, except that any such change of address notice shall not be effective unless and until received.
If to the Company:
Somaxon Pharmaceuticals, Inc.
Attn: Kenneth Cohen
12750 High Bluff Drive, Suite 310
San Diego, CA 92130
If to Executive:
Matthew Onaitis
12343 Caminito Granate
San Diego, CA 92130
          15. Entire Agreement, Amendments, Waivers, Etc.
               (a) No amendment or modification of this Agreement shall be effective unless set forth in a writing signed by the Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the waiving party.
               (b) This Agreement, together with the Exhibits hereto and the documents referred to herein and therein, sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.
               (c) Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.
               (d) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. This Agreement and all rights hereunder are personal to Executive and shall not be assignable. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
               (e) If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.
          16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.
          17. Taxes. All payments required to be made to Executive hereunder, whether during the term of Executive’s employment hereunder or otherwise, shall be subject to all applicable federal, state and local tax withholding laws.
          18. Headings, Etc. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement. Unless otherwise provided, references herein to Exhibits and Paragraphs refer to Exhibits to and Paragraphs of this Agreement.
          19. Arbitration. Any dispute or controversy between Company and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in San Diego, California administered by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Company and Executive. The Company shall pay all of the direct costs and expenses in any arbitration hereunder and the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its, his or her reasonable attorney’s fees and costs.
          20. Survival. Executive’s obligations under the provisions of Paragraphs 8, 9 and 10, as well as the provisions of Paragraphs 6, 7(d), 7(e)(ii), 11 and 15 through and including 23, shall survive the termination or expiration of this Agreement.
          21. Confidentiality. The parties agree that the existence and terms of this Agreement are and shall remain confidential. The parties shall not disclose the fact of this Agreement or any of its terms or provisions to any person without the prior written consent of the other party hereto; provided, however, that nothing in this Paragraph 21 shall prohibit disclosure of such information to the extent required by law, nor prohibit disclosure of such information by Executive to any legal or financial consultant, all of whom shall first agree to be bound by the confidentiality provisions of this Paragraph 21, nor prohibit disclosure of such information within the Company in the ordinary course of its business to those persons with a need to know, as reasonably determined by the Company, or by the Company to any legal or financial consultant.
          22. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
          23. Section 409A of the Code. Subject to Subparagraph 7(g), this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary to comply with the requirements of Section 409A of the Code; provided that prior to taking any such action Company shall confer with Executive and take Executive’s input into account in good faith.
(Signature Page Follows)

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

COMPANY:

Somaxon Pharmaceuticals, Inc.

By	/s/ Kenneth Cohen
Name: Kenneth Cohen
Title: President and CEO

EXECUTIVE:

/s/ Mathew Onaitis

Matthew Onaitis

Exhibit A
RELEASE
(Individual Termination)
     Certain capitalized terms used in this Release are defined in the Employment Agreement by and between Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Matthew Onaitis (“Executive”) dated as of the 15th day of May, 2006 (the “Agreement”) which Executive has previously executed and of which this Release is a part.
     Pursuant to the Agreement, and in consideration of and as a condition precedent to the payments and benefits provided under Paragraphs 7(d)(iii) and 7(e)(ii) of the Agreement, Executive hereby furnishes the Company with this Release.
     Executive hereby confirms his/her obligations under the Company’s proprietary information and inventions agreement.
     On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its Subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This Release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, and the California Labor Code; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment. If any court rules that Executive’s waiver of the right to file any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.
     Executive acknowledge that he/she has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does

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not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his/her release of any unknown Claims Executive may have against the Company.
     Notwithstanding the foregoing, nothing in this Release shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the Agreement, any right Executive may have to vested or earned compensation and benefits, or Executive’s eligibility for indemnification under applicable law, Company governance documents, Executive’s indemnification agreement with the Company or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company.
     If Executive is 40 years of age or older at the time of the termination, Executive acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under ADEA. Executive also acknowledges that the consideration given under the Agreement for the Release is in addition to anything of value to which he/she was already entitled. Executive further acknowledges that he/she has been advised by this writing, as required by the ADEA, that: (A) his/her waiver and release do not apply to any rights or claims that may arise on or after the date he/she executes this Release; (B) Executive has the right to consult with an attorney prior to executing this Release; (C) Executive has 21 days to consider this Release (although he/she may choose to voluntarily execute this Release earlier); (D) Executive has 7 days following the execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the 8th day after this Release is executed by Executive, without Executive’s having given notice of revocation.
     Executive further acknowledges that Executive has carefully read this Release, and knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will, and that it is Executive’s intention that Executive be legally bound by its terms.

Matthew Onaitis

Date:

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Exhibit B
RELEASE
(Group Termination)
     Certain capitalized terms used in this Release are defined in the Employment Agreement by and between Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Matthew Onaitis (“Executive”) dated as of the 15th day of May, 2006 (the “Agreement”) which Executive has previously executed and of which this Release is a part.
     Pursuant to the Agreement, and in consideration of and as a condition precedent to the payments and benefits provided under Paragraphs 7(d)(iii) and 7(e)(ii) of the Agreement, Executive hereby furnishes the Company with this Release.
     Executive hereby confirms his/her obligations under the Company’s proprietary information and inventions agreement.
     On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its Subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This Release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, and the California Labor Code; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment. If any court rules that Executive’s waiver of the right to file any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.
     Executive acknowledge that he/she has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his/her release of any unknown Claims Executive may have against the Company.
     Notwithstanding the foregoing, nothing in this Release shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the Agreement, any right Executive may have to vested or earned compensation and benefits, or Executive’s eligibility for indemnification under applicable law, Company governance documents, Executive’s indemnification agreement with the Company or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company.
     If Executive is 40 years of age or older at the time of the termination, Executive acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under ADEA. Executive also acknowledges that the consideration given under the Agreement for the Release is in addition to anything of value to which he/she was already entitled. Executive further acknowledges that he/she has been advised by this writing, as required by the ADEA, that: (A) his/her waiver and release do not apply to any rights or claims that may arise on or after the date he/she executes this Release; (B) Executive has the right to consult with an attorney prior to executing this Release; (C) Executive has 45 days to consider this Release (although he/she may choose to voluntarily execute this Release earlier); (D) Executive has 7 days following the execution of this Release to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the 8th day after this Release is executed by Executive, without Executive’s having given notice of revocation; and (F) Executive has received with this Release a detailed list of job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.
     Executive further acknowledges that Executive has carefully read this Release, and knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will, and that it is Executive’s intention that Executive be legally bound by its terms.

Matthew Onaitis

Date:

2

EXHIBIT C
SOMAXON PHARMACEUTICALS, INC.
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     The following confirms an agreement between me and Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company,” which term includes the Company’s subsidiaries, successors and assigns), which is a material part of the consideration for my employment and continued employment by the Company:
     1. Proprietary Information. “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company’s business. “Proprietary Information” includes, without limitation, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to clinical trials, regulatory approvals, designs, configurations, toolings, documentation, recorded data, schematics, source code, object code, master works, master databases, algorithms, flow charts, formulae, circuits, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.
     2. Covenants and Agreements. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:
          (a) Assignment; Confidentiality. All Proprietary Information and all patents, copyrights, trade secret rights, rights with respect to mask works and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.
          (b) Return of Company Documents. In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.
          (c) Disclosure of Inventions. I will promptly disclose to the Company, or any persons designated by it, all “Inventions,” which include all improvements, inventions, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the President of the Company all things that would be Inventions if made during the term of my employment, conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company. Such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section 2(d) below.
          (d) Assignment of Inventions. I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit A, and to the extent permitted by law shall be “works made for hire.” This assignment shall not extend to Inventions, the assignment of which is prohibited by Labor Code Section 2870. The Company shall be the sole owner of all patents, copyrights, trade secret rights, rights with respect to mask works and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions.
          (e) Prior Inventions. I have attached as Exhibit B a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.
          (f) Enforcement of Proprietary Rights. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights, rights with respect to mask works or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights, rights with respect to mask works or other rights thereon with the same legal force and effect as if executed by me.
          (g) Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times
          (h) No Solicitation. During the term of my employment and for one (1) year thereafter, I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company; provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.
          (i) No Conflicting Obligations. I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with my employment with the Company.
          (j) No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
          (k) Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
     3. General Provisions.
          (a) Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

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          (b) Successors and Assigns. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.
          (c) Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
          (d) Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
          (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.
          (f) Amendment. This Agreement can only be modified by a subsequent written agreement executed by an officer of the Company.
          (g) Governing Law; Consent to Personal Jurisdiction. I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.
          (h) Titles. The titles and headings appearing at the beginning of the numbered sections and at the beginning of paragraphs have been inserted for convenience only and do not constitute any part of this Agreement.
          (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.
Dated:

Print Name:

Accepted and Agreed to:

Somaxon Pharmaceuticals, Inc.

By:
Name:
Title:

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EXHIBIT A
          §2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
          Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (a) which does not relate (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

EXHIBIT B
Somaxon Pharmaceuticals, Inc.
[Address]
Ladies and Gentlemen:
          1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Somaxon Pharmaceuticals, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement.
                         No inventions or improvements.
                         See below:
                         Additional sheets attached.
          2. I propose to bring to my employment the following materials and documents of a former employer:
                         No materials or documents.
                         See below:

Print Name:

EXHIBIT D
SOMAXON PHARMACEUTICALS, INC.
INDEMNIFICATION AGREEMENT
     This Indemnification Agreement (“Agreement”) is made as of ___, 20___by and between Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and ___(“Indemnitee”).
Recitals
     WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The certificate of incorporation and bylaws of the Company require indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The certificate of incorporation, bylaws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;
     WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;
     WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;
     WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;
     WHEREAS, this Agreement is a supplement to and in furtherance of the certificate of incorporation and bylaws of the Company and any resolutions adopted pursuant thereto and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and
     WHEREAS, Indemnitee does not regard the protection available under the Company’s certificate of incorporation, bylaws and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he or she be so indemnified.
     NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:
     1. Services to the Company. Indemnitee will serve or continue to serve as an officer, director or key employee of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation.
     2. Definitions. As used in this Agreement:
          (a) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.
          (b) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:
          (i) Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company’s then outstanding securities;
          (ii) Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(b)(i), 2(b)(iii) or 2(b)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;
          (iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50.1% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; or
          (iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets.
          (c) “Corporate Status” describes the status of a person who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other Enterprise (as defined below) which such person is or was serving at the request of the Company.
          (d) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
          (e) “Enterprise” shall mean the Company and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.
          (f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          (g) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
          (h) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
          (i) “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
          (j) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee was, is or will be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken (or failure to act) by him or her or of any action (or failure to act) on his or her part while acting as a director or officer of the Company, or by reason of the fact that he or she is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement.
          (k) References to “other enterprise” shall include employee benefit plans; references to "fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.
     3. Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.
     4. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that any court in which the Proceeding was brought or the Delaware Court of Chancery shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.
     5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. If Indemnitee is not wholly successful in such Proceeding, the Company also shall indemnify Indemnitee against all Expenses reasonably incurred in connection with a claim, issue or matter related to any claim, issue or matter on which Indemnitee was successful. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
     6. Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.
7. Additional Indemnification.
          (a) Notwithstanding any limitation in Sections 3, 4 or 5, the Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee in connection with the Proceeding. No indemnity shall be made under this Section 7(a) on account of Indemnitee’s conduct which constitutes a breach of Indemnitee’s duty of loyalty to the Company or its stockholders or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.
          (b) For purposes of Section 7(a), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:
          (i) to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL; and
          (ii) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.
     8. Exclusions. Notwithstanding any other provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:
          (a) for which payment has actually been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy or other indemnity provision;
          (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law; or
          (c) except as otherwise provided in Sections 13(d)-(f) hereof, prior to a Change in Control, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

     9. Advances of Expenses; Defense of Claim.
          (a) Notwithstanding any provision of this Agreement to the contrary, the Company shall advance the expenses incurred by Indemnitee in connection with any Proceeding within ten (10) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Indemnitee shall qualify for advances solely upon the execution and delivery to the Company of an undertaking providing that Indemnitee undertakes to repay the advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. This Section 9(a) shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 8.
          (b) The Company will be entitled to participate in the Proceeding at its own expense.
          (c) The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on Indemnitee without Indemnitee’s prior written consent.
     10. Procedure for Notification and Application for Indemnification.
          (a) Within sixty (60) days after the actual receipt by Indemnitee of notice that he or she is a party to or a participant (as a witness or otherwise) in any Proceeding, Indemnitee shall submit to the Company a written notice identifying the Proceeding. The omission by Indemnitee to notify the Company will not relieve the Company from any liability which it may have to Indemnitee (i) otherwise than under this Agreement and (ii) under this Agreement only to the extent the Company can establish that such omission to notify resulted in actual prejudice to the Company.
          (b) Indemnitee shall thereafter deliver to the Company a written application to indemnify Indemnitee in accordance with this Agreement. Such application(s) may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in his or her sole discretion. Following such a written application for indemnification by Indemnitee, Indemnitee’s entitlement to indemnification shall be determined in accordance with Section 11(a) of this Agreement.
     11. Procedure Upon Application for Indemnification.
          (a) Upon written request by Indemnitee for indemnification pursuant to Section 10(b), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board; or (ii) if so requested by Indemnitee, in his or her sole discretion, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses

(including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.
          (b) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) hereof, the Independent Counsel shall be selected as provided in this Section 11(b). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within 10 days after such written notice of selection shall have been received, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 10(b) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction (the “Court”) for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
          (c) The Company agrees to pay the reasonable fees of Independent Counsel and to fully indemnify such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
     12. Presumptions and Effect of Certain Proceedings.
          (a) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(b) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by the Board or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by the Board or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.
          (b) If the person, persons or entity empowered or selected under Section 11 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period shall be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.
          (c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.
          (d) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected by the Enterprise. The provisions of this Section 12(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.
          (e) The knowledge and/or actions, or failure to act, of any other director, trustee, partner, managing member, fiduciary, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.
     13. Remedies of Indemnitee.
          (a) In the event that (i) a determination is made pursuant to Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 9 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within the time period specified in Section 12(b) of this Agreement, (iv) payment of indemnification is not made pursuant to Section 5, 6, 7 or the last sentence of Section 11(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification pursuant to Section 3 or Section 4 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by a court of his or her entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the

Commercial Arbitration Rules of the American Arbitration Association. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.
          (b) In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13 the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 11(a) of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 13, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 9 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).
          (c) If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law.
          (d) In the event that Indemnitee, pursuant to this Section 13, seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him or her in such judicial adjudication or arbitration. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses reasonably incurred by Indemnitee in connection with such judicial adjudication or arbitration.
          (e) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.
          (f) The Company shall indemnify Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten (10) days after the Company’s receipt of such written request) advance such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee for (i) indemnification or advances of Expenses by the Company under this Agreement or any other agreement or provision of the Company’s certificate of incorporation or bylaws now or hereafter in effect or (ii) recovery or advances under any insurance policy maintained by any person for the benefit of Indemnitee, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance or insurance recovery, as the case may be.
     14. Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

          (a) The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s certificate of incorporation, the Company’s bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law, in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
          (b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, partners, managing members, fiduciaries, employees or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, trustee, partner, managing member, fiduciary, officer, employee or agent under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.
          (c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
          (d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
          (e) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such Enterprise.
     15. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company; or (b) one (1) year after the final termination of any Proceeding (including any rights of appeal thereto) then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any

Proceeding commenced by Indemnitee pursuant to Section 13 of this Agreement relating thereto (including any rights of appeal of any Section 13 Proceeding).
     16. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
     17. Enforcement and Binding Effect.
          (a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company.
          (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.
          (c) The indemnification and advancement of expenses provided by or granted pursuant to this Agreement shall apply to Indemnitee’s service as an officer, director or key employee of the Company prior to the date of this Agreement.
          (d) The indemnification and advancement of expenses provided by or granted pursuant to this Agreement shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     18. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.
     19. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise.
     20. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

          (a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide in writing to the Company.
          (b) If to the Company to:
Somaxon Pharmaceuticals, Inc.

or to any other address as may have been furnished to Indemnitee in writing by the Company.
     21. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect: (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving rise to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
     22. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 13(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not a resident of the State of Delaware, irrevocably Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.
     23. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
     24. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

     In Witness Whereof, the parties have caused this Indemnification Agreement to be signed as of the day and year first above written.

Somaxon Pharmaceuticals, Inc.,	Indemnitee:
a Delaware corporation

By:

Name:	[Name]

Title:

Address: